Exhibit 99.1
Former AT&T EVP Kevin Peters Joins Calix Board of Directors

PETALUMA, CA – October 22, 2014 – Calix, Inc. (NYSE: CALX) today announced the addition of telecommunications industry veteran Kevin Peters to the company's Board of Directors, increasing the size of the company’s board of directors from nine to ten members. Over the course of a 28-year career with AT&T, one of world's largest communications companies, Peters has held numerous leadership positions including most recently as executive vice president of global business customer service in which he led AT&T’s multinational customer service operation. Peters’ prior positions with AT&T include chief marketing officer, business; executive vice president, global network operations; and senior vice president, enterprise systems and software engineering.
“Calix has proven to be a technology and market leader in the broadband access market in North America over the last decade by enabling its service provider customers to transform their networks from the analog world of voice transmissions to an all IP environment, including today’s leading edge fiber-based gigabit networks,” said Peters. “I am excited to join Calix as the company executes on its next phase of growth.”
Peters earned his B.S. from Fairfield University and subsequently earned an M.S. from Stevens Institute of Technology and an M.B.A. from Columbia University.
“Service providers of all kinds, traditional telecom operators, cable companies, wireless providers, municipalities, and other new entrants, are all grappling with the access network implications of content moving to the cloud and with the proliferation of broadband-enabled devices,” said Carl Russo, Calix president and CEO. “Our Unified Access architecture has been meeting this challenge for many years. Kevin's extensive knowledge and experience in leadership roles at AT&T is a tremendous asset for Calix as we help our customers continue to adapt, transform, and grow.”
About Calix
Calix (NYSE: CALX) is a global leader in access innovation. Its Unified Access portfolio of broadband communications access software, systems, and services enables communications service providers worldwide to transform their networks and become the broadband provider of choice to their subscribers. For more information, visit the Calix website at www.calix.com. For more information about gigabit networks, visit www.calix.com/gigabit/.
This press release may contain forward-looking statements that are based upon management's current expectations and are inherently uncertain. Forward-looking statements are based upon information available to us as of the date of this release, and we assume no obligation to revise or update any such forward-looking statement to reflect any event or circumstance after the date of this release, except as required by law. Actual results and the timing of events could differ materially from current expectations based on risks and uncertainties affecting the Company's business. The reader is cautioned not to unduly rely on the forward-looking statements contained in this press release. Additional information on potential factors that could affect Calix's results and other risks and uncertainties are detailed in its reports filed with the SEC, including the Company's 2013 Annual Report on Form 10-K available at http://www.sec.gov.
Investor Inquiries:
David H. Allen
408-474-0080
David.Allen@Calix.com